Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Mid Penn upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated September 24, 2025, by and between Mid Penn and 1st Colonial Bancorp, Inc., a Pennsylvania corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	December 4, 2025

By:	/s/ Thomas R. Brugger
Thomas R. Brugger